Exhibit 99.1

SEALED AIR ANNOUNCES CALL FOR REDEMPTION OF

ALL ITS OUTSTANDING 3% CONVERTIBLE NOTES DUE 2033

ELMWOOD PARK, N.J., Friday, June 19, 2009 – Sealed Air Corporation (NYSE:SEE) (the “Company”) announced today that it will redeem all $431.25 million aggregate principal amount outstanding of its 3% Convertible Senior Notes due 2033 (CUSIP No. 81211KAG5) (the “Notes”), for cash on July 19, 2009 (the “Redemption Date”), at a redemption price equal to 100.429% of the principal amount of the Notes redeemed, plus accrued and unpaid interest up to, but not including the Redemption Date, as set forth in the Company’s notice of redemption.  The Company plans to use the net proceeds from its recent offering of 7 7/8% senior notes due 2017, plus available cash of approximately $47 million to fund the redemption of the Notes.

As a result of the Company’s decision to redeem the Notes, the Notes will be convertible, at the holder’s election, into shares of the Company’s common stock in accordance with the provisions of the indenture governing the Notes.  Holders of the Notes may elect to convert at any time on or after June 19, 2009, the date of the redemption notice, until the close of business on July 17, 2009, the business day immediately preceding the Redemption Date.

The current Conversion Rate is 30.3067 shares per $1,000 principal amount of the Notes, which is equivalent to a conversion price of $33.00 per share.  Based on the reported last sale price of the Common Stock on the New York Stock Exchange on June 18, 2009, the market value of a share of Common Stock was $18.00.  As long as the market price of the Common Stock remains below $33.00 per share, a holder who elects to convert will receive upon conversion Common Stock having a lesser current market value than the amount of cash receivable upon redemption.

If not converted, upon redemption of the Notes, holders will receive a total of $1,004.29 per $1,000 principal amount of the Notes, plus accrued and unpaid interest up to, but not including, the Redemption Date.

Copies of the redemption notice will be mailed to all record holders of the Notes by U.S. Bank National Association, a successor to SunTrust Bank, as trustee under the indenture governing the Notes.

Business

Sealed Air is a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that serve an array of food, industrial, medical, and consumer applications.  Operating in 52 countries, Sealed Air’s international reach generated revenue of $4.8 billion in 2008.  With widely recognized brands such as Bubble Wrap® brand cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Forward-Looking Statements

Company statements in this press release may be forward-looking.  These statements include comments as to future events that may affect the Company, which are based upon management’s current expectations and are subject to uncertainties, many of which are outside the Company’s control.  Forward-looking statements can be identified by such words as “estimates,” “expects,” “intends,” “may,” “plans,” “should,” “will” and similar expressions.  Important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements include:  general economic conditions; credit availability and pricing; changes in raw material and energy costs; foreign exchange rates; and legal proceedings.  A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in the Company’s June 11, 2009 Current Report on Form 8-K under Item 8.01, and in its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.